Exhibit 99.4

November 8, 2024

KNOREX LTD.

c/o 21 Merchant Road, #04-01

Singapore 058267

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of KNOREX LTD.(the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Anthony Carvalho
Name:	Anthony Carvalho